Exhibit (a)(5)(xxxv)

GENERAL MEETING OF SHAREHOLDERS

PORTUGAL TELECOM, SGPS S.A.

2nd March 2007

PROPOSAL OF THE BOARD OF DIRECTORS

ITEM 3 ON THE AGENDA

(To resolve on the removal of subparagraph a), number 1 of Article 12 and numbers 7, 8, 9, 11, 12 and 15 of Article 13 of the Articles of Association, as well as on the amendments to subparagraphs b) and d), number 1 of Article 12 and numbers 2 and 3 and subparagraph b), number 14 of Article 13 of the Articles of Association, under the assumption that the terms, conditions and consideration of the tender offer for all of the shares of the Company’s share capital, announced on 12th January 2007 by Sonaecom, SGPS, S.A. and Sonaecom, B.V., are final, and subject to the offer’s success)

Whereas:

A)                    On 12th January 2007, the companies Sonaecom, SGPS, S.A. and Sonaecom, B.V. (the “Offerors”) published an announcement to launch a tender offer for all of the shares representing the share capital of Portugal Telecom, SGPS S.A. (the “Offer”), in which the Offerors stated that the Offer would be subject, among other conditions, to the «amendment to PT’s bylaws, even if subject to the Offer’s success, so that no limitation exists on the counting of votes cast by one shareholder, either in his/her/its own name or as the representative of another shareholder»,until the end of the Offer;

B)                      It is up to the shareholders to whom the Offer is made to decide on the amendment of the Company’s bylaws referred to in A) above, it being the Board’s only responsibility to, without making any comment on such matter, provide the shareholders with the conditions for discussion and voting on such matter;

C)                      The Articles of Association establish a limitation on the votes that may be cast by each shareholder, as number 7 of Article 13 of the Articles of Association provides that votes exceeding 10% of the Company’s votes corresponding to its share capital shall not be counted;

D)                     With the registration of the transaction with the Portuguese Securities Commission (Comissão do Mercado de Valores Mobiliários), the publication of the launch announcement and the stabilization of the Offer’s terms, conditions and consideration, the Board believes that the essential conditions for the formation of the shareholders’ will to resolve on this matter are met, and so it deems appropriate to present to the General Meeting the necessary proposals so that the offerees may decide on the Offer;

We propose that it be resolved, subject to the offer’s success and assuming that, on the date of the resolution, the terms, conditions and consideration of the tender offer for all the shares of the Company’s share capital, announced on 12th January 2007 by Sonaecom, SGPS, S.A. and Sonaecom, B.V., are final:

•             To amend subparagraphs b) and d), number 1 of Article 12 of the Articles of Association

•             To remove subparagraph a), number 1 of Article 12, which shall be renumbered accordingly, to read as follows:

“Article 12

Obligations of Shareholders

1. Shareholders are obliged:

a) to notify the Board of Directors of the occurrence of any of the situations referred to in Article nine, number two;

b) [former subparagraph c)];

c) to provide the Board of Directors with a written, true, complete and clear account of all information requested by it in the situations referred to in number four, subparagraph b) of Article nine, to the full satisfaction of the Board of Directors.

2. The information referred to in subparagraphs a) and b) of the preceding number shall be provided within a period of five business days from their respective occurrence, unless a general meeting is held during the course of the period referred to, in which case it must be provided to the Chairman of the Board of the General Meeting up until the time of the meeting.

3. The information referred to in subparagraph c) of number one shall be provided within a period of eight days prior to the holding of the first General Meeting after the request for information. Failure to comply with this duty within the referred to period of time implies the shareholder’s acknowledgement of the facts alleged by the Board of Directors in its request for information.”

•             To remove numbers 7, 8, 9, 11, 12 and 15 of Article 13 of the Articles of Association, which shall be renumbered accordingly; and

•             To amend numbers 2 and 3 and subparagraph b), number 14 of Article 13 of the Articles of Association to read as follows:

“Article 13

Participation and Voting Rights

1. […].

2. Shareholders intending to be present at general meeting must certify, up to five business days prior to the respective meeting, that their shares have been entered in a book-entry account.

3. Holders of registered shares, in legally permissible cases, when intending to participate in general meetings, must have their shares registered in their name in the Company’s share registry, up to five business days prior to the date scheduled for the meeting, or certify the respective deposit thereof with a financial intermediary, up to the same date, which shall be legally acceptable in lieu of such a registration.

4. […].

5. […].

6. […].

7. [former number 10].

8. [former number 13].

9. Pursuant to the terms of the preceding number:

a) [former subparagraph a) of number 14];

b) The holders of ADRs or GDRs shall be subject to the conditions set out in Article 12.

10. [former number 16].”

Lisbon, 24th January 2007

The Board of Directors

This document is a translation of the Portuguese original. In case of any discrepancy with the Portuguese original, the original version controls.

In the United States, Portugal Telecom, SGPS, S.A. (the “Company”) has filed a Solicitation/Recommendation Statement with the U.S. Securities and Exchange Commission (the “SEC”) on Schedule 14D-9, and holders of the Company’s ordinary shares and American Depositary Shares are advised to read it as it contains important information.  Copies of the Schedule 14D-9 and other public filings made from time to time by the Company with the SEC are available without charge from the SEC’s website at www.sec.gov and at the Company’s principal executive offices in Lisbon, Portugal.